Exhibit 10.8

AMENDMENT NO. 1 TO
TRADEMARK LICENSE AGREEMENT

This Amendment No. 1 dated April 14, 2021 (“Amendment Effective Date”) amends the Trademark License Agreement dated August 31, 2018 (the “Agreement”), by and between Sysorex Consulting, Inc., a California corporation (“Licensor”) and Sysorex, Inc., a Nevada corporation (“Licensee” or “SYSX”), who are sometimes, as the context requires, referred to individually as a “party” and together as the “parties.” Any capitalized terms not defined herein, shall have the meaning set forth for such term in the Agreement.

Pursuant to Section 16, Entire Agreement, the parties hereby amend the Agreement as set forth below:

1.	Preamble. The Preamble shall be amended to reflect the Agreement “is by and between Sysorex Consulting, Inc., a California corporation (hereinafter “Licensor”) and Sysorex, Inc., a Nevada Corporation (“Licensee” or “SYSX”), and Sysorex Government Services, Inc., a Virginia corporation a wholly owned subsidiary SYSX (“SGS” and hereinafter collectively with SYSX, “Licensee”).

2.	Consideration. Section 1.3 of this Agreement is here and replaced with the following, the parties acknowledging that the initial 1,000,000 shares of Licensee’s Common Stock (as defined below), has been paid to Licensor in full prior the Amendment Effective Date:

“As consideration for the license granted herein, Licensee shall transfer to Licensor 1,000,000 shares of the restricted common stock of Licensee, $0.00001 par value (the “Licensee’s Common Stock”), and, for so long as this Agreement is not terminated, on each anniversary of the Amendment Effective Date (the “Anniversary Date”) Licensee shall pay Licensor $50,000.00 U.S. dollars or, at Licensor’s option, issue to Licensor an equivalent amount in shares of Licensee’s Common Stock based on the closing price of the Licensee’ Common Stock as of the Anniversary Date as reported on the principal market on which the Company’s securities are then listed or quoted. Except with respect to transactions that result in a Change of Control which result in Licensor’s termination of this Agreement, in the event of changes in the outstanding shares of Licensee’s Common Stock by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations or liquidations (each an “Adjustment Event”), Licensor and Licensee shall negotiate in good faith to adjust the number of shares of Licensee’s Common Stock to be issued pursuant to this Agreement.”

3.	Term. Section 2.1 of the Agreement is deleted and replaced with the following:

“The term of this Agreement shall be for a term of five (5) years from the Amendment Effective Date (the “Term”), except as set for the in Section 7.2 below.”

4.	Termination. Section 7 of the Agreement will be amended to include a new Section 7.2 that reads in full as follows:

“Licensee shall have the right to terminate the Agreement prior to the end of the Term by giving at least thirty (30) days’ advance written notice to Licensor prior to any anniversary of the Amendment Effective Date. In such event, no amount shall thereafter be owed by Licensee to Licensor pursuant to Section 1.3 of the Agreement.”

4.	Waiver. In accordance with Section 12 of the Agreement, Licensor hereby waives its right of termination pursuant to Section 7.1.5 in connection with the Change of Control (the “Waiver”) resulting from the consummation of the transactions pursuant to that certain Agreement and Plan of Merger by and among the Licensee, TTM Acquisition Corp., a Nevada corporation and TTM Digital Assets & Technologies, Inc., a Nevada corporation (“TTM”) dated as of the Amendment Effective Date of this Agreement, pursuant to which the Company will acquire all of the issued and outstanding capital stock of TTM (the “Transaction”). Licensee will issue 250,000 shares of Licensee Common Stock on the closing of the Transaction as consideration for the Waiver granted pursuant to this Agreement.

5.	Termination. Section 7.1.3. is amended to add the following statement:

“Licensee agrees that a right of termination shall not be triggered in the event SYSX changes its business name so long as SGS continues to use the Mark on the Licensed Goods and/or Services.”

Except as set forth above, all other terms and conditions contained in the Agreement shall remain in full force and effect. This Amendment and the Agreement (a) are complete, (b) constitute the entire understanding between the parties with respect to the subject matter hereof, and (c) supersede all prior agreements, whether oral or written.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 by their duly authorized representatives on the dates set forth below.

Sysorex Consulting, Inc.		Sysorex, Inc.

By:	/s/ A. Salam Qureishi	By:	/s/ Zaman Khan
Name:	A. Salam Qureishi	Name:	Zaman Khan
Title:	CEO	Title:	CEO
Date:	April 14, 2021	Date:	April 14, 2021

Sysorex Government Services, Inc.

		By:	/s/ Zaman Khan
		Name:	Zaman Khan
		Title:	CEO
		Date:	April 14, 2021

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